Exhibit 99.1

Clene Nanomedicine Presents Updated Data from RESCUE-ALS Phase 2 Study at 4th Annual ALS ONE Research Symposium

●	CNM-Au8 has favorable impact on progression of ALS as measured by joint rank comparison of combined survival and ALSFRS-R change – a clinically meaningful endpoint recommended by the FDA

●	CNM-Au8 showed consistent efficacy across limb and bulbar onset participants for ALS disease progression and the proportion with less than a 6-point decline on the ALSFRS-R scale.

SALT LAKE CITY, December 1, 2021 -- -- Clene Inc. (NASDAQ: CLNN) along with its subsidiaries “Clene” and its wholly owned subsidiary Clene Nanomedicine, Inc., a clinical-stage biopharmaceutical company focused on revolutionizing the treatment of neurodegenerative disease, presented new data from the RESCUE-ALS Phase 2 study of CNM-Au8®, a catalytically active gold nanocrystal suspension, in the treatment of amyotrophic lateral sclerosis (ALS) at the 4th Annual ALS ONE Research Symposium which took place virtually on November 30, 2021. The presentation can be viewed on Clene’s website at: https://invest.clene.com/overview/default.aspx

New data presented included analyses of CNM-Au8’s efficacy in limb and bulbar onset participants across key endpoints of slowing ALS clinical worsening:

●	Consistent clinical benefit was shown in both limb and bulbar onset participants for the pre-specified endpoint of ALS disease progression defined as death, or the need for tracheostomy, non-invasive ventilation, or gastrostomy.

●	Similarly, CNM-Au8 treated participants showed consistent clinical benefit in the proportion without a 6-point decline on the ALSFRS-R across both limb and bulbar onset participants in a post hoc analysis.

In a pre-specified joint-rank analysis of survival and ALSFRS-R decline, the Combined Assessment of Function and Survival (CAFS), CNM-Au8 showed directional benefit. The CAFS combines the change in ALS Functional Rating Scale-Revised (ALSFRS-R) score with participant survival time. The rating for each participant in the study group is compared to every other participant and a higher CAFS score indicates a better outcome for the group. Despite the small sample size of 45 subjects at 36 weeks, participants treated with CNM-Au8 had an improved average CAFS summated score of +4.4 compared to -4.6 decline for the placebo group (LS Mean Difference; 9.1, 95% CI: -5.8, 23.9; p=0.22).

Updated long-term survival from the RESCUE-ALS open-label extension study was presented, which continues to suggest a potential survival benefit compared to estimated median survival from the validated ENCALS prediction model across the study population.

“We were pleased to continue sharing our findings from the RESCUE-ALS trial with the ALS community at this symposium. We continue to remain excited about these clinically meaningful findings, which given the remarkable safety and tolerability of CNM-Au8 seen so far in the development program, speak to the potential for a positive benefit-risk assessment,” stated Dr. Robert Glanzman, Chief Medical Officer at Clene.

About ALS ONE

ALS ONE is a partnership bringing together world-leading ALS researchers, doctors, and care practitioners focused on finding treatments for ALS and novel approaches to improve care and quality of life for those battling the disease. The unprecedented linking of minds and resources from Massachusetts General Hospital (MGH), University of Massachusetts Medical Center, ALS Therapy Development Institute (ALS TDI), and Compassionate Care ALS (CCALS) is unique for its leadership in efficiency, dedication to innovative research, and commitment to increasing access to care and treatment.

About RESCUE-ALS

RESCUE-ALS is a Phase 2 multi-center, randomized, double-blind, parallel-group, placebo-controlled trial examining the efficacy, safety, pharmacokinetics and pharmacodynamics of CNM-Au8 in patients with early amyotrophic lateral sclerosis (ALS). The trial completed enrollment in the second half of 2020. In the trial, 45 subjects were randomized 1:1 to receive either active treatment with CNM-Au8 (30 mg) or placebo in addition to their current standard of care over a 36-week treatment period. The objective of the trial is to assess the impact of CNM-Au8 on disease progression in patients with early-stage ALS through changes in motor unit index MUNIX. MUNIX values were evaluated for four muscles in the hand, arm, and leg: the abductor digiti minimi, abductor pollicis brevis, tibialis anterior and biceps brachii from baseline through 36 weeks of treatment. CNM-Au8 was selected by FightMND of Australia, and Clene was provided a substantial grant to investigate efficacy in ALS utilizing novel neurophysiological endpoints at two clinical sites in Australia. For more information, please see ClinicalTrials.gov Identifier: NCT04098406.

About CNM-Au8®, a gold nanocrystal suspension

Clene’s lead drug candidate, CNM-Au8, a catalytically active gold nanotherapeutic, is the result of a patented manufacturing breakthrough. The catalytically active nanocrystals of CNM-Au8 drive critical cellular energy producing reactions in the brain that enable neuroprotection and remyelination by increasing neuronal and glial resilience to disease-relevant stressors. CNM-Au8 crosses the blood-brain barrier and is not associated with the toxicities related to synthetic gold compounds or nanoparticles manufactured via alternative methods. CNM-Au8 is being evaluated in a Phase 3 registration trial for the treatment of amyotrophic lateral sclerosis (ALS). In the REPAIR Program Phase 2 open-label biomarker clinical trials, CNM-Au8 demonstrated target engagement in the treatment of Parkinson’s disease (PD) and multiple sclerosis (MS). REPAIR-PD has concluded, and REPAIR-MS will continue with the initiation of a second MS dosing cohort. Preclinical data, both published in peer-reviewed journals and presented at scientific congresses, demonstrate that treatment of neuronal cultures with CNM-Au8 improves survival of neurons, protects neurite networks, decreases intracellular levels of reactive oxygen species and improves mitochondrial capacity in response to cellular stresses induced by numerous disease-relevant neurotoxins. Oral treatment with CNM-Au8 improved functional behaviors in rodent models of ALS, MS and PD versus vehicle (placebo). CNM-Au8® is a federally registered trademark of Clene Nanomedicine, Inc.

About Clene

Clene is a clinical-stage biopharmaceutical company focused on revolutionizing the treatment of neurodegenerative disease with potential first-in-class nanotherapeutics to treat energetic failure, an underlying cause of many neurological diseases. Our lead drug candidate, CNM-Au8, is an oral suspension of gold nanocrystals that drive critical cellular energetic metabolism in the central nervous system (CNS). CNM-Au8 increases energy production and utilization to accelerate neurorepair and improve neuroprotection. CNM-Au8 is currently being evaluated in a Phase 3 registration trial in amyotrophic lateral sclerosis (ALS) and a Phase 2 trial for the treatment of chronic optic neuropathy in patients with stable relapsing multiple sclerosis (MS). Clene has also advanced into the clinic an aqueous solution of ionic zinc and silver for anti-viral and anti-microbial uses. The company is based in Salt Lake City, Utah, with R&D and manufacturing operations in Maryland. For more information, please visit www.clene.com or follow us on Twitter, LinkedIn and Facebook.

Forward-Looking Statements

This press release contains “forward-looking statements” which are intended to be covered by the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Clene’s actual results may differ from its expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “might” and “continues,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant known and unknown risks and uncertainties, many of which are beyond Clene’s control and could cause actual results to differ materially and adversely from expected results. Factors that may cause such differences include Clene’s ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development or marketing approval; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials and marketing approval; Clene’s ability to achieve commercial success for its marketed products and drug candidates, if approved; Clene’s ability to obtain and maintain protection of intellectual property for its technology and drugs; Clene’s reliance on third parties to conduct drug development, manufacturing and other services; Clene’s limited operating history and its ability to obtain additional funding for operations and to complete the licensing or development and commercialization of its drug candidates; the impact of the COVID-19 pandemic on Clene’s clinical development, commercial and other operations, as well as those risks more fully discussed in the section entitled “Risk Factors” in Clene’s Annual Report on Form 10-K, as well as discussions of potential risks, uncertainties, and other important factors in Clene’s subsequent filings with the U.S. Securities and Exchange Commission. Clene undertakes no obligation to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based, subject to applicable law. All information in this press release is as of the date of this press release. The information contained in any website referenced herein is not, and shall not be deemed to be, part of or incorporated into this press release.

Media Contact

Maggie Beller

Russo Partners, LLC

Maggie.Beller@RussoPartnersLLC.com

+1-646-942-5631

Investor Contact

John Woolford

Managing Director, Westwicke

clene@westwicke.com

+1-443-213-0506

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